Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS.

NORWALK, CT., January 26, 2011 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2011.

Sales for the second quarter of fiscal year 2011, the three months ended December 31, 2010, were $10,124,000 compared to $8,675,000 for the second quarter of fiscal year 2010.  Net income for the quarter was $1,681,000 ($0.20 per share) compared to $1,461,000 ($0.17 per share) for the second quarter of fiscal year 2010.

Sales for the first half of fiscal year 2011, the six months ended December 31, 2010, were $18,658,000 compared to $15,708,000 for the same six month period in fiscal year 2010.  Net income for the period was $3,114,000 ($0.37 per share) compared to $2,639,000 ($0.31 per share) in the first six months of fiscal year 2010.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased that our operating results for the second quarter and first six months of fiscal year 2011 continue to reflect improvement over the comparable periods in fiscal year 2010.  All three of our existing operating units, seismic energy sources, underwater cables and connectors and seismic energy source controllers continued to operate profitably.”

Mr. Soto continued, “As we reported earlier this month, we acquired all of the outstanding common stock of SeaBotix Inc., a manufacturer of underwater remotely operated vehicle systems, located in San Diego, California on January 6, 2011.  The initial closing payment of $10,000,000 was funded from our existing cash balances.  SeaBotix’s operating results will be included in our consolidated results of operations for future reporting periods effective as of January 1, 2011.”

Mr. Soto concluded, “We are hopeful that the results of operations (including our newly acquired SeaBotix subsidiary) for the second half of fiscal year 2011 will continue to show improvement over fiscal year 2010.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company’s operating segments include “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers,” together with a fourth operating segment, as of January 1, 2011, reflecting the acquisition of SeaBotix.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2010	2009	2010	2009
Sales	$10,124,000	$8,675,000	$18,658,000	$15,708,000
Costs and expenses	7,718,000	6,496,000	14,094,000	11,827,000
Income before income taxes	2,406,000	2,179,000	4,564,000	3,881,000
Provision for income taxes	725,000	718,000	1,450,000	1,242,000
Net Income	$1,681,000	$1,461,000	$3,114,000	$2,639,000

Earnings per share diluted	$0.20	$0.17	$0.37	$0.31
Average shares outstanding	8,529,000	8,626,000	8,522,000	8,624,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2010	2009		2010	2009

Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$40,875,000	$34,803,000	Accounts payable	$533,000	$719,000
			Accrued expenses	1,109,000	1,627,000
Accounts receivable	6,742,000	7,024,000	Income taxes payable	43,000	194,000
Inventories	11,901,000	13,103,000
Other	697,000	669,000		1,685,000	2,540,000
	60,215,000	55,599,000
Property and equipment	3,949,000	4,054,000

Goodwill	10,957,000	10,957,000	Stockholders’ equity	74,565,000	69,398,000
Other intangible assets	904,000	1,112,000
Other	225,000	216,000

	$76,250,000	$71,938,000		$76,250,000	$71,938,000